Exhibit 99.1

FOR IMMEDIATE RELEASE		NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS AND

DECLARES A COMMON STOCK QUARTERLY DIVIDEND OF $0.40 PER SHARE

— 26% Increase in Operating Earnings Per Share —

New York, NY, October 28, 2014 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and nine month period ended September 30, 2014.

Third Quarter 2014 and Recent Highlights

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per share of common stock of $0.44 for the quarter ended September 30, 2014, an increase of 26% as compared to Operating Earnings per share of common stock of $0.35 for the quarter ended September 30, 2013;

•	Generated $26.6 million of net interest income from the Company’s $1.5 billion commercial real estate debt portfolio, which had a weighted average underwritten internal rate of return (“IRR”) of approximately 13.1% and a levered weighted average underwritten IRR of approximately 13.7% at September 30, 2014;

•	Closed $69.5 million of commercial real estate loans and invested $35.6 million of equity into commercial mortgage-backed securities (“CMBS”) with an aggregate purchase price of $178.2 million;

•	Completed an offering of $111.0 million aggregate principal amount of 5.50% Convertible Senior Notes due 2019;

•	Closed the acquisition of a minority participation in KBC Bank Deutschland AG (“KBCD”) together with other investors, including other affiliates of Apollo Global Management, LLC (“Apollo”); and

•	Subsequent to quarter end, invested $4.7 million of equity into CMBS with an aggregate purchase price of $23.3 million, bringing year-to-date investments to $1.0 billion.

“ARI delivered a strong quarter of operating and financial performance, driven by the Company’s diversified investment portfolio and expanded capital base,” said Stuart Rothstein, Chief Executive Officer and President of the Company. “ARI continued to deploy capital into a variety of well-structured commercial real estate debt investments, which totaled $1.0 billion year-to-date. While the commercial real estate finance market remains competitive, we believe ARI continues to benefit from Apollo’s broad origination capabilities and global integrated platform. The Company has a substantial investment pipeline with a broad mix of asset classes and geographies. Importantly, we believe ARI is well positioned for a rising interest rate environment, as 50% of the loans in the Company’s portfolio have floating interest rates and the pipeline for future investments contains predominately floating rate loans as well.”

Third Quarter 2014 Operating Results

The Company reported Operating Earnings of $20.8 million, or $0.44 per share, for the three months ended September 30, 2014, representing a per share increase of 26% as compared to Operating Earnings of $13.3 million, or $0.35 per share, for the three months ended September 30, 2013. Net income available to common stockholders for the three months ended September 30, 2014 was $17.3 million, or $0.37 per share, as compared to net income available to common stockholders of $11.0 million, or $0.29 per share, for the three months ended September 30, 2013.

For the nine months ended September 30, 2014, the Company reported Operating Earnings of $52.8 million, or $1.24 per share, representing an 18% per share increase as compared to Operating Earnings of $37.0 million, or $1.05 per share, for the nine months ended September 30, 2013. Net income available to common stockholders for the nine months ended September 30, 2014 was $55.1 million, or $1.30 per share, as compared to net income available to common stockholders of $31.0 million, or $0.88 per share, for the nine months ended September 30, 2013.

Third Quarter 2014 Investment and Portfolio Activity

New Investments – During the third quarter, ARI closed $287.2 million of commercial real estate and real estate-related debt transactions, including the KBCD transaction. ARI’s third quarter investments included the following transactions:

•	$20.0 million floating-rate mezzanine loan secured by the equity interest in a 280-key hotel in the NoMad neighborhood of New York City. The mezzanine loan has a two-year initial term and three one-year extension options and an appraised loan-to-value (“LTV”) of approximately 61%. The mezzanine loan was underwritten to generate an IRR of approximately 12%;

•	$34.5 million ($30.0 million of which was funded at closing) floating-rate, first mortgage loan secured by a newly constructed, Class-A, 63-unit multifamily property located in Brooklyn, New York, which also includes approximately 7,300 square feet of retail space and 31 parking spaces. The first mortgage loan has a two-year initial term with three one-year extension options and an appraised LTV of approximately 63% based upon the initial funding. The future funding is contingent upon the property achieving certain occupancy and cash flow hurdles. On a levered basis, the loan was underwritten to generate an IRR of approximately 12%;

•	$15 million fixed-rate subordinate loan secured by a top-tier ski resort located in Montana. ARI’s loan has a six-year term and an appraised LTV of approximately 59%. The subordinate loan has been underwritten to generate an IRR of approximately 15%;

•	€30.7 million ($39.5 million) investment in an entity that acquired a minority participation in KBCD. As of December 31, 2013, KBCD had total assets of €2,187 million. Following the closing of the transaction, KBCD was renamed Bremer Kreditbank AG and will operate under the name BKB Bank; and

•	$35.6 million of equity for the acquisition of CMBS with an aggregate purchase price of $178.2 million. ARI financed the CMBS utilizing $142.5 million of borrowings under the Company’s master repurchase agreement with Deutsche Bank AG (the “Deutsche Bank Facility”), which was amended during the quarter and then again subsequent to quarter end to expand the total borrowing capacity to $300 million from $200 million. The CMBS have a weighted average life of 2.8 years and have been underwritten to generate an IRR of approximately 17%.

Loan Repayment – During the third quarter, ARI received a $50 million principal repayment from a mezzanine loan secured by a pledge of the equity interests in a portfolio of office properties located throughout Florida. ARI realized a 13% IRR on this mezzanine investment.

Third Quarter 2014 Capital Markets Activity

Convertible Notes Offering – In August, the Company completed a public offering of $111.0 million aggregate principal amount of its 5.50% Convertible Senior Notes due 2019 (the “Notes”). The Notes were priced at 102% of face value plus accrued interest from, and including, March 17, 2014. The Notes are an additional issuance of, are fully fungible with and form a single series with the $143,750,000 aggregate principal amount of the Company’s 5.50% Convertible Senior Notes due 2019 issued in March 2014. The conversion rate will initially equal 55.3649 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $18.06 per share of common stock.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at September 30, 2014 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(1)	Current Weighted Average Underwritten IRR (2)	Levered Weighted Average Underwritten IRR(2)(3)
First mortgage loans	$369,924	8.9%	$122,722	2.7%	$247,202	13.0%	15.6%
Subordinate loans	585,504	12.0	—	—	585,504	12.8	12.8
CMBS, held-to-maturity(4)(5)	64,580	12.2	—	—	64,580	12.2	12.2
CMBS	511,445	6.3	415,044	3.3	99,988	16.1	16.1

Total/Weighted Average	$1,531,453	9.4%	$537,766	3.2%	$997,274	13.1%	13.7%

(1)	CMBS includes $30,127 of restricted cash related to the Company’s repurchase facility with UBS AG and $26,540 related to investments purchased but not yet settled.
(2)	The underwritten IRR for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager, calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A—Risk Factors—The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.
(3)	The Company’s ability to achieve its underwritten levered weighted average IRR with regard to its portfolio of first mortgage loans is additionally dependent upon the Company utilizing its master repurchase agreement with JPMorgan Chase Bank, N.A. or any replacement facility with similar terms and re-borrowing approximately $52,278 in total. Without such re-borrowing, the levered weighted average underwritten IRRs will be as indicated in the current weighted average underwritten IRR column above.
(4)	CMBS, held-to-maturity, represents a loan the Company closed during May 2014 that was subsequently contributed to a securitization during August 2014. During May 2014, the Company closed a $155,000 floating-rate whole loan secured by the first mortgage and equity interests in an entity that owns a resort hotel in Aruba. During June 2014, the Company syndicated a $90,000 senior participation in the loan and retained a $65,000 junior participation. During August 2014, both the $90,000 senior participation and the Company’s $65,000 junior participation were contributed to a CMBS securitization. In exchange for contributing its $65,000 junior participation, the Company received a CMBS secured solely by the $65,000 junior participation.
(5)	CMBS, held-to-maturity, are net of the participation sold during June 2014 described above. ARI presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At September 30, 2014, ARI had one such participation sold with a carrying amount of $89,418.

Loan-to-Value

At September 30, 2014, the Company’s commercial real estate loan portfolio, which includes CMBS, held-to-maturity, had a weighted average LTV of 58%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 49% and the subordinate loans and CMBS, held-to-maturity, had a weighted average LTV of 63%.

Book Value

The Company’s book value per share at September 30, 2014 was $16.42, an increase of 1% as compared to book value per share of $16.30 at June 30, 2014. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market. Management has estimated that the fair value of the Company’s loan portfolio at September 30, 2014 was approximately $7.0 million greater than the carrying value as of the same date.

Subsequent Events

New Investments – Subsequent to quarter end, ARI invested $4.7 million of equity into CMBS with an aggregate purchase price of $23.3 million.

Dividend – ARI’s Board of Directors declared a dividend of $0.40 per share of common stock, which is payable on January 15, 2015 to common stockholders of record on December 31, 2014.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from equity investments; and (iv) the non-cash amortization expense related to the reclassification of a portion of the senior convertible notes to stockholders’ equity in accordance with GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share with net income available to common stockholders and net income available to common stockholders per share for the three and nine month periods ended September 30, 2014 and September 30, 2013 ($ amounts in thousands, except share and per share data):

	Three Months Ended September 30, 2014	Earnings Per Share (Diluted)	Three Months Ended September 30, 2013	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$17,299	$0.37	$11,041	$0.29
Adjustments:
Unrealized (gain)/loss on securities	2,147	0.04	1,472	0.04
Unrealized (gain)/loss on derivative instruments	(3,026)	(0.07)	(25)	—
Foreign currency loss	3,596	0.08	—	—
Equity-based compensation expense	308	0.01	784	0.02
Income from equity investment	88	—	—	—
Amortization of convertible notes related to equity reclassification	356	0.01	—	—

Total adjustments:	3,469	0.07	2,231	0.06

Operating Earnings	$20,768	$0.44	$13,272	$0.35

Basic weighted average shares of common stock outstanding:	46,848,675		36,883,002
Diluted weighted average shares of common stock outstanding:	47,068,929		37,379,469

	Nine Months Ended September 30, 2014	Earnings Per Share (Diluted)	Nine Months Ended September 30, 2013	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$55,118	$1.30	$31,041	$0.88
Adjustments:
Unrealized (gain)/loss on securities	(4,787)	(0.11)	3,973	0.11
Unrealized (gain)/loss on derivative instruments	(1,933)	(0.05)	(155)	—
Foreign currency loss	2,637	0.06	—	—
Equity-based compensation expense	1,096	0.03	2,095	0.06
Income from equity investments	88	—	—	—
Amortization of convertible notes related to equity reclassification	586	0.01	—	—

Total adjustments:	(2,313)	(0.06)	5,913	0.17

Operating Earnings	$52,805	$1.24	$36,954	$1.05

Basic weighted average shares of common stock outstanding:	42,322,380		34,647,941
Diluted weighted average shares of common stock outstanding:	42,538,744		35,103,285

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, October 29, 2014 at 9:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s third quarter 2014 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 9:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 15213082). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Wednesday, October 29, 2014, and ending at midnight on Wednesday, November 5, 2014. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 15213082.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $168 billion of assets under management at June 30, 2014.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands—except share and per share data)

	September 30, 2014	December 31, 2013
Assets:
Cash	$58,649	$20,096
Restricted cash	30,127	30,127
Securities available-for-sale, at estimated fair value	17,919	33,362
Securities, at estimated fair value	499,701	158,086
Securities, held-to-maturity	153,998	—
Commercial mortgage loans, held for investment	369,924	161,099
Subordinate loans, held for investment	585,504	497,484
Investment in unconsolidated joint venture	38,719	—
Derivative instrument	1,933	—
Interest receivable	17,072	6,022
Deferred financing costs, net	8,124	628
Other assets	1,342	600

Total Assets	$1,783,012	$907,504

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$537,766	$202,033
Convertible senior notes, net	246,054	—
Participations sold	89,418	—
Investments purchased, not yet settled	26,540	—
Accounts payable and accrued expenses	3,602	2,660
Payable to related party	3,193	2,628
Dividends payable	20,753	17,227

Total Liabilities	927,326	224,548

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and 3,450,000 shares issued and outstanding in 2014 and 2013 ($86,250 aggregate liquidation preference)	35	35
Common stock, $0.01 par value, 450,000,000 shares authorized, 46,848,675 and 36,888,467 shares issued and outstanding in 2014 and 2013, respectively	468	369
Additional paid-in-capital	867,598	697,610
Retained earnings (accumulated deficit)	(11,661)	(14,188)
Accumulated other comprehensive loss	(754)	(870)

Total Stockholders’ Equity	855,686	682,956

Total Liabilities and Stockholders’ Equity	$1,783,012	$907,504

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands—except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net interest income:
Interest income from securities	$6,129	$2,533	$12,914	$8,634
Interest income from securities, held to maturity	2,219	—	2,219	—
Interest income from commercial mortgage loans	8,025	4,954	18,475	12,222
Interest income from subordinate loans	18,983	12,184	51,951	35,137
Interest income from repurchase agreements	—	—	—	2
Interest expense	(8,786)	(885)	(15,802)	(2,909)

Net interest income	26,570	18,786	69,757	53,086

Operating expenses:
General and administrative expenses (includes $308 and $1,096 of equity-based compensation in 2014 and $784 and $2,095 in 2013, respectively)	(1,434)	(1,793)	(4,355)	(5,126)
Management fees to related party	(3,193)	(2,625)	(8,725)	(7,384)

Total operating expenses	(4,627)	(4,418)	(13,080)	(12,510)
Income from equity investment	(88)	—	(88)	—
Interest income from cash balances	21	3	26	19
Unrealized gain/(loss) on securities	(2,147)	(1,472)	4,787	(3,973)
Foreign currency gain/(loss)	(3,596)	—	(2,637)	—
Gain/(loss) on derivative instruments (includes $3,026 and $1,933 of unrealized gains in 2014 and $25 and $155 of unrealized gains in 2013, respectively)	3,026	1	1,933	(1)

Net income	19,159	12,900	60,698	36,621

Preferred dividend	(1,860)	(1,859)	(5,580)	(5,580)

Net income available to common stockholders	$17,299	$11,041	$55,118	$31,041

Basic and diluted net income per share of common stock	$0.37	$0.29	$1.30	$0.88

Basic weighted average shares of common stock outstanding	46,848,675	36,883,002	42,332,380	34,647,941

Diluted weighted average shares of common stock outstanding	47,068,929	37,379,469	42,538,744	35,103,285

Dividend declared per share of common stock	$0.40	$0.40	$1.20	$1.20